Magyar Bancorp
400 Somerset St., New Brunswick, NJ 08901
732.342.7600

                MAGYAR BANCORP ANNOUNCES SECOND QUARTER EARNINGS

New Brunswick, New Jersey, April 24, 2008 - Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, reported today a net loss of $298,000 for the three months ended March 31, 2008, compared to net income of $159,000 for the three months ended March 31, 2007. The Company's net loss for the six months ended March 31, 2008 was $156,000, compared to net income of $431,000 for the six months ended March 31, 2007.

The Company reported basic and diluted losses per share of $0.05 for the three months ended March 31, 2008 and $0.03 for the six months ended March 31, 2008. For the three and six months ended March 31, 2007, basic and diluted earnings per share were $0.03 and $0.07, respectively. The Company's book value per share increased to $8.52 at March 31, 2008 from $8.26 at March 31, 2007.

Net income decreased $457,000 during the three months ended March 31, 2008 compared with the prior year period due, in part, to reductions of 250 basis points in short-term interest rates during the Company's first and second quarter of 2008. Declining interest rates on variable-rate loans caused asset yields to fall at a quicker pace than the rates of the Company's sources of funding, specifically time deposits. Earnings were also affected by larger provisions for loan loss, which were $391,000 during the three months ended March 31, 2008 compared with $110,000 for the three months ended March 31, 2007. Finally, non-interest expenses increased to $3.7 million for the three months ended March 31, 2008 from $3.4 million for the three months ended March 31, 2007. Operating expenses related to the opening of a new branch location in February 2007 and expenses associated with the stock awards and stock options granted in March 2007 accounted for the increase in non-interest expenses in the current year period.

Total assets increased $30.8 million, or 6.5%, during the six months ended March 31, 2008. Loans receivable increased $14.7 million to $400.1 million. Loan growth occurred primarily in construction loans, which increased $10.5 million, or 10.8%, and in commercial loans, which increased $7.0 million, or 6.5%. Investment securities increased $11.3 million, or 24.7%, to $56.7 million during the six months ended March 31, 2008.

Total deposits decreased $6.8 million to $361.9 million and borrowings increased $37.3 million to $87.3 million during the six months ended March 31, 2008. Time deposits decreased $7.2 million to $193.3 million while checking balances increased $2.7 million, reflecting the Company's efforts to reduce its dependence on maturity deposits while increasing its lower-cost core deposits.

Net interest and dividend income for the three months ended March 31, 2008 increased $25,000 to $3.5 million from $3.4 million for the three months ended March 31, 2007. The Bank's interest rate spread and margin decreased to 2.86% and 3.12%, respectively, for the three-month period ended March 31, 2008 from 3.04% and 3.36% for the three months ended March 31, 2007. The decrease in spread and margin was attributable to the flattened interest rate yield curve during the majority of the past twelve months followed by the rapid reduction in short-term interest rates. The yield on interest-earning assets decreased 57 basis points to 6.47% for the three months ended March 31, 2008 from 7.04% for the prior year period, while the cost of interest-bearing liabilities decreased 39 basis points to 3.61% from 4.00% during the same periods.

Non-performing loans totaled $3.3 million at March 31, 2008, compared with $8.0 million at March 31, 2007. During the three months ended March 31, 2008, the property securing a $4.2 million loan made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in February 2007, was foreclosed on and taken into other real estate owned. Including real estate acquisition expenses, the Bank wrote the value of real estate down $317,000 to $4.0 million. The Bank has begun improving and marketing for sale all six approved lots located in Rumson, NJ. The non-performing loans during both three-month periods also included a $1.9 million loan secured by a catering facility. The Bank is in the process of foreclosure on the property securing the loan; the foreclosure is expected to occur during the quarter ended June 30, 2008.

Other real estate owned increased $3.8 million during the quarter to $5.1 million at March 31, 2008. Offsetting an increase of $4.1 million for the properties located in Rumson, NJ was the sale of the tenth and final property located in Stafford Township, NJ in the amount of $325,000. The Bank incurred a loss of $37,000 on the sale of this property. All nine substantially vacant lots located in Little Egg Harbor, NJ from the Kara Homes, LLC foreclosure remained in other real estate owned at March 31, 2008.

At March 31, 2008, no 1-4 family residential mortgage loans were considered non-performing. The Bank has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The Company completed its first stock repurchase of 130,927 shares during the quarter ended December 31, 2007. On November 16, 2007, the Company's Board of Directors approved a second stock repurchase plan that allows for the repurchase of an additional 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company's mutual holding company), or up to 129,924 shares. The Company repurchased 23,400 shares pursuant to the second stock repurchase plan at March 31, 2008, reducing outstanding shares to 5,790,111.

About  Magyar  Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 85 years with a complete line of financial products and services. Today, Magyar operates five branch locations throughout Middlesex and Somerset Counties including New Brunswick
(2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking  Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company's filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services, and with respect to the loans extended by the Bank to Solomon Dwek and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates,
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particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

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                       MAGYAR BANCORP, INC. AND SUBSIDIARY
                            Selected Financial Data
                   (Dollars in Thousands, Except Per Share Data)

                                                                     Three Months Ended                      Six Months Ended
                                                                          March 31,                               March 31,

                                                                    2008                2007                 2008           2007
                                                                 ----------          ----------           ----------     ----------
                                                                        (Unaudited)                             (Unaudited)
Income Statement Data:
----------------------
      Interest and dividend income                               $    7,173          $    7,204           $   14,787     $   14,204
      Interest expense                                                3,704               3,760                7,753          7,347
                                                                 ----------          ----------           ----------     ----------
      Net interest and dividend income                                3,469               3,444                7,034          6,857
      Provision for loan losses                                         391                 110                  614            277
                                                                 ----------          ----------           ----------     ----------
      Net interest and dividend income after
          provision for loan losses                                   3,078               3,334                6,420          6,580
      Non-interest income                                               321                 319                  661            652
      Non-interest expense                                            3,745               3,448                7,265          6,652
                                                                 ----------          ----------           ----------     ----------
      Income (loss) before income tax expense (benefit)                (346)                205                 (184)           580
      Income tax expense (benefit)                                      (48)                 46                  (28)           149
                                                                 ----------          ----------           ----------     ----------
      Net income (loss)                                          $     (298)         $      159           $     (156)    $      431
                                                                 ==========          ==========           ==========     ==========
Per Share Data:
---------------
      Basic earnings (loss) per share                            $    (0.05)         $     0.03           $    (0.03)    $     0.07
      Diluted earnings (loss) per share                          $    (0.05)         $     0.03           $    (0.03)    $     0.07
      Book value per share                                       $     8.52          $     8.26           $     8.52     $     8.26

Selected Ratios:
----------------
      Return on average assets                                       -0.24%               0.14%               -0.06%          0.19%
      Return on average equity                                       -2.41%               1.31%               -0.64%          1.78%
      Net interest margin                                             3.12%               3.36%                3.18%          3.37%

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

                                                                                 At or For the Period Ended
                                                                     March 31, 2008              September 30, 2007
                                                                   ------------------          ----------------------
                                                                       (Unaudited)
Balance Sheet Data:
-------------------
      Assets                                                       $          503,992          $              473,177
      Loans receivable                                                        400,073                         385,368
      Allowance for loan losses                                                 4,064                           3,754
      Investment securities - available for sale, at fair value                45,944                          27,373
      Investment securities - held to maturity, at cost                        10,801                          18,116
      Deposits                                                                361,928                         368,777
      Borrowings                                                               87,263                          49,985
      Shareholders' Equity                                                     49,329                          48,193

Asset Quality Data:
-------------------
      Non-performing loans                                          $           3,333          $                8,033
      REO property                                                              5,101                           2,238
      Allowance for loan losses to non-performing loans                        121.94%                          46.73%
      Allowance for loan losses to total loans receivable                        1.02%                           0.97%
      Non-performing loans to total loans receivable                             0.83%                           2.08%
      Non-performing assets to total assets                                      1.67%                           2.17%
      Non-performing assets to total equity                                     17.10%                          21.31%

